                                                                  EXHIBIT (a)(8)

                             NOTICE OF AMENDMENT TO
                                OFFER TO EXCHANGE


To:      Eligible Employees
From:    Human Resources
Date:    December 12, 2001
Subject: Amendment to Offer to Exchange and Reminder of Expiration Date of the
         Offer

         This Notice is to inform you that we are amending the Offer to Exchange dated November 30, 2001 that has been previously distributed to you in connection with our offer to exchange your outstanding options to purchase shares of AHL Services, Inc. common stock issued under the AHL Services, Inc. 1997 Stock Incentive Plan for new options to be issued on, or as promptly as practicable after, July 1, 2002.

         The amendments described below do not change any material terms of the offer, but are intended to supplement and clarify certain disclosures to you regarding the offer. Except as described in this Notice, we are not making any other changes to the terms and conditions previously set forth in the offer. This Notice should be read in conjunction with the Offer to Exchange.

         Please review the following amendments carefully.

Offer to Exchange -- Section 3. Procedures for Electing to Exchange Options (Page 10)

         We hereby amended the third paragraph to clarify that if we waive a condition of the offer, we will waive the condition for all option holders. The revised paragraph, with the new sentence underlined for identification, now reads as follows:

                  "DETERMINATION OF VALIDITY; REJECTION OF OPTIONS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. We will determine, in our discretion, all questions as to form of documents and the validity, eligibility, including time of receipt, and acceptance of any election to exchange options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all elections to exchange options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we expect that we will accept all properly and timely elected options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any election with respect to any particular options or any particular option holder. If we waive a condition of the offer, we will waive the condition for all option holders. No election to exchange options will be valid until all defects or irregularities have been cured by the electing option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any such notice."

Offer to Exchange -- Section 5. Acceptance of Options for Exchange and Issuance of New Options (Page 11)

         We hereby amend the third paragraph to clarify when we will send you a confirmation that we have accepted your options for exchange. The revised paragraph, with the added words underlined for identification, now reads as follows:

                  "If we accept the options that you elected to exchange, we will promptly send you a confirmation after expiration of the offer period indicating the number of shares of common stock subject to the options that we have accepted for exchange and the corresponding number of shares of common stock that will be subject to the New Option that will be granted to you, subject to the terms and conditions of this Offer to Exchange."

Offer to Exchange -- Section 6. Conditions of the Offer (Page 13)

         We hereby amend subparagraph (iii) of the second bullet point to provide an example of how the contemplated benefits of the offer to us could be materially impaired. The revised subparagraph (iii) now reads as follows:

         "(iii) materially impair the contemplated benefits of the offer to us. We view the contemplated benefits of the offer as creating better performance incentives for our eligible employees in order to maximize the value of our common stock for our current shareholders in a manner that does not result in variable accounting treatment of the new option and, therefore, does not adversely affect our operating results. If, for example, a statute or rule is enacted that changes the accounting rules or the application of them to us in such a way that could subject us to variable accounting treatment, this could materially impair the contemplated benefits;"

Offer to Exchange -- Section 9. Information Concerning AHL (Page 15)

         We have incorporated by reference into the Offer to Exchange the financial information set forth in our annual report on Form 10-K for the year ended December 31, 2000 and our quarterly report on Form 10-Q for the quarter ended September 30, 2001. We have provided to each eligible employee a copy of the Form 10-K and Form 10-Q that contains this financial information. We hereby amend the offer to clarify that we have provided our eligible employees with copies of this information. The third full paragraph now reads as follows:

                  "We have provided to each eligible employee copies of our annual report on Form 10-K for the year ended December 31, 2000 and our quarterly report on Form 10-Q for quarter ended September 30, 2001. Additional copies of our annual report on Form 10-K for the year ended December 31, 2000 and our quarterly report on Form 10-Q for quarter ended September 30, 2001 are available free of charge on the SEC's web site (www.sec.gov) and from AHL upon request. See Section 16 ("Additional Information") for instructions on obtaining copies of other filings we have made with the SEC."

Letter of Transmittal

         The Letter of Transmittal is hereby amended (regardless of whether the Letter of Transmittal that you submit has been so changed) as follows:

         - replacing the word "understand" with the word "acknowledge" throughout the Letter of Transmittal; and

         - amending the second sentence of the second full paragraph of the Letter of Transmittal by deleting the words "and read".

         This Notice is also a reminder that the deadline for submitting your Letter of Transmittal is 5:00 p.m., Eastern Standard Time, on December 31, 2001.

         Please direct any questions about the offer, requests for assistance or additional copies of any documents referred to in the Offer to Exchange to Deb McCreight. She can be reached by email at dmccreight@gagems.com or by telephone at (763) 745-1944.


                                       2